Filed Pursuant to Rule 424(b)(3)
        Registration No. 333-223022

OAKTREE REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 7 DATED NOVEMBER 13, 2020
TO THE PROSPECTUS DATED APRIL 30, 2020

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Oaktree Real Estate Income Trust, Inc., dated April 30, 2020 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Oaktree Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•to provide an update on our investment portfolio in light of the impacts of COVID-19;
•to disclose the transaction price for each class of our common stock as of December 1, 2020;
•to disclose the calculation of our October 31, 2020 net asset value (“NAV”) per share for each share class;
•to provide an update on our current public offering (the “Offering”);
•to provide an update on our officers; and
•to otherwise update the Prospectus.

Portfolio Updates for the Month Ended October 31, 2020

Our NAV per share increased slightly for the month ending October 31, 2020, up $0.01 on both our Class I and Class S shares. The price movement was driven by appreciation on our multifamily investments and partially offset by modest write downs on our office investments. Pricing for our real estate-related debt investments was largely unchanged for the month. Rent and interest income collections declined by 1%, with October collections reported at 92% compared to 93% the prior month. There was no contractual rent deferral for October or September.

The current portfolio is invested 71% in real property, 19% in real estate-related debt and 10% cash and cash equivalents. Our real property investments are split between multifamily (52%) and office (48%). The Company’s leverage ratio decreased to 39% compared to 40% in the prior month.
December 1, 2020 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of December 1, 2020 (and repurchases as of November 27, 2020) is as follows:

Transaction Price (per share)
Class S	$10.3658
Class I	$10.4444
Class T	$10.4444
Class D	$10.4444

The transaction price for each of our share classes is equal to such class’s NAV per share as of October 31, 2020. A detailed calculation of the NAV per share is set forth below.

As of October 31, 2020, we had not sold any Class T shares or Class D shares. The transaction price for our Class T and Class D shares is based on our aggregate NAV per share as of October 31, 2020 before assessing stockholder servicing fees. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.
October 31 NAV Per Share
We calculate NAV per share in accordance with the valuation guidelines approved by our board of directors. We generally use our prior month’s NAV per share for the purposes of establishing a price for shares sold in our public offering, as well as establishing a repurchase price for our share repurchase program. Our NAV per share, which is updated as of the last business day of each month, is posted on our website at www.oaktreereit.com and is made available on our toll-free, automated telephone line at 833-OAK-REIT (625-7348). The December 1, 2020 transaction price is being determined based on our NAV as of October 31, 2020. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. The Adviser is ultimately responsible for determining our NAV. The Adviser’s determination of our monthly NAV per share is based in part on annual appraisals of each of our properties by independent third-party appraisal firms in individual appraisal reports reviewed by our independent valuation advisor and monthly update appraisals by our independent valuation advisor (where an independent third-party appraisal firm does not provide an appraisal) in accordance with valuation guidelines approved by our board of directors. Our investments in traded real estate securities are valued monthly by the Adviser using quotations from third party pricing vendors. Our independent valuation advisor prepares monthly appraisals of our real estate related debt investments and property-level debt liabilities.
The following table provides a breakdown of the major components of our total NAV as of October 31, 2020:

Components of NAV	October 31, 2020
Investments in real properties	$283,443,595
Investments in real estate-related securities	74,937,665
Cash and cash equivalents	42,372,980
Restricted cash	4,010,629
Other assets	3,571,436
Debt obligations	(182,570,252)
Accrued performance fee(1)	(1,784,503)
Accrued stockholder servicing fees(2)	(89,691)
Management fee payable	(345,056)
Dividend payable	(652,886)
Subscriptions received in advance	—
Other liabilities	(7,835,319)
Non-controlling interests in joint ventures	(7,661,653)
Net asset value	$207,396,945
Number of shares outstanding	19,948,863

(1)	Includes accrued performance fee that became payable to the Adviser on December 31, 2019, for which, the Adviser has deferred receipt of until December 31, 2020.
(2)	Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of October 31, 2020:

NAV Per Share	Class S Shares	Class I Shares	Class T Shares	Class D Shares	Total
Net asset value	$126,299,685	$81,097,260	$—	$—	$207,396,945
Number of shares outstanding	12,184,216	7,764,647	—	—	19,948,863
NAV per share as of October 31, 2020	$10.3658	$10.4444	$—	$—

As of October 31, 2020, we had not sold any Class T shares or Class D shares.

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the October 31, 2020 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Multifamily	6.86%	5.61%
Office	7.20%	6.45%

These assumptions are determined by the Adviser, and reviewed by our independent valuation adviser. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Multifamily Investment Values	Office Investment Values
Discount Rate	0.25% decrease	2.03%	1.91%
(weighted average)	0.25% increase	(1.90)%	(1.84)%
Exit Capitalization Rate	0.25% decrease	2.98%	2.65%
(weighted average)	0.25% increase	(2.64)%	(2.43)%

The following table provides a breakdown of the major components of our total NAV as of September 30, 2020:

Components of NAV	September 30, 2020
Investments in real properties	$283,126,059
Investments in real estate-related securities	78,753,788
Cash and cash equivalents	35,281,822
Restricted cash	4,050,922
Other assets	3,396,573
Debt obligations	(182,491,412)
Accrued performance fee(1)	(1,693,474)
Accrued stockholder servicing fees(2)	(83,960)
Management fee payable	(337,242)
Dividend payable	(641,154)
Subscriptions received in advance	—
Other liabilities	(9,966,269)
Non-controlling interests in joint ventures	(7,614,278)
Net asset value	$201,781,375
Number of shares outstanding	19,428,163

(1)	Includes accrued performance fee that became payable to the Adviser on December 31, 2019, for which, the Adviser has deferred receipt of until December 31, 2020.
(2)	Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of September 30, 2020:

NAV Per Share	Class S Shares	Class I Shares	Class T Shares	Class D Shares	Total
Net asset value	$122,650,103	$79,131,272	$—	$—	$201,781,375
Number of shares outstanding	11,838,419	7,589,744	—	—	19,428,163
NAV per share as of September 30, 2020	$10.3603	$10.4261	$—	$—

As of September 30, 2020, we had not sold any Class T shares or Class D shares.

Status of Our Current Public Offering

As of the date hereof, we had issued and sold 20,390,166 shares of our common stock (consisting of 12,380,639 Class S shares and 8,009,527 Class I shares; no Class T or Class D shares were issued or sold as of such date) in the Offering. We intend to continue selling shares in the Offering on a monthly basis.

Officers Update

Effective November 12, 2020, our board of directors appointed Brian Price as Chief Securities Counsel and Secretary to fill a vacancy resulting from the resignation of Jordan Mikes.

Updates to the Prospectus

Management

The following disclosure replaces the thirteenth line in the table under the heading "Directors and Executive Officers" in the "Management" section of the Prospectus.

Brian Price	36	Chief Securities Counsel and Secretary

The following disclosure replaces the thirteenth paragraph under the heading “Directors and Executive Officers—Executive Officers” in the “Management” section of the Prospectus.

Brian Price has served as Chief Securities Counsel and Secretary of the Company since November 2020. Mr. Price currently serves as a senior vice president within Oaktree’s Legal department. In this capacity, he is responsible for various legal matters concerning Oaktree’s Real Estate and Emerging Markets Debt strategies, with a focus on fund structuring, securities law and general corporate matters. Prior to joining Oaktree in 2016, Mr. Price worked as an associate in the Los Angeles office of Simpson Thacher & Bartlett LLP, where his practice focused on private funds, finance and mergers and acquisitions. Mr. Price also previously worked as a corporate counsel for Amazon in Seattle. Mr. Price graduated cum laude and Phi Beta Kappa with B.S. and B.A. degrees from the University of California, Los Angeles. He then went on to receive a J.D. from New York University School of Law, where he was a member of the Journal of Law and Business. Mr. Price is a member of the State Bar of California.

Appendix C: Form of Subscription Agreement

Appendix C of the prospectus is deleted in its entirety and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix C.

APPENDIX C: FORM OF SUBSCRIPTION AGREEMENT Subscription Agreement for Shares of Oaktree Real Estate Income Trust, Inc. 1. Your Investment Investment Amount $ ☐ Initial Purchase ☐ Subsequent Purchase Investment Method ☐ By mail Attach a check to this agreement. Make all checks payable to: OAKTREE REAL ESTATE INCOME TRUST, INC. ☐ By wire Name: DST as Agent for Oaktree Real Estate Income Trust, Inc. Bank Name: UMB Bank, N.A. ABA: 101000695 DDA: 9872292448 ☐ Broker-dealer/Financial advisor * Cash, cashier’s checks/official bank checks, temporary checks, foreign checks, money orders, third-party checks, or travelers checks are not accepted. SHARE CLASS SELECTION (required) ☐ Share Class T (minimum investment $2,500; minimum subsequent investment $500) ☐ Share Class S (minimum investment $2,500; minimum subsequent investment $500) ☐ Share Class D (minimum investment $2,500); minimum subsequent investment $500; available for eligible investors as disclosed in the prospectus) ☐ Share Class I (minimum investment $1,000,000 (unless waived); minimum subsequent investment $500; available for eligible investors as disclosed in the prospectus) If you are an Oaktree Employee, Officer, Director, or Affiliate, select one below (required) ☐ Oaktree Employee ☐ Oaktree Officer or Director ☐ Oaktree Affiliate ☐ Not Applicable 2. Ownership Type (Select only one) Non-Custodial Account Type Third-Party Custodial Account Type B ROKERAGE ACCOUNT NUMBER CUSTODIAN ACCOUNT NUMBER ☐ INDIVIDUAL OR JOINT TENANT WITH RIGHTS OF SURVIVORSHIP ☐ IRA ☐ TRANSFER ON DEATH (Optional Designation. Not Available for ☐ ROTH IRA Louisiana Residents. See Section 3C.) ☐ SEP IRA ☐ TENANTS IN COMMON ☐ SIMPLE IRA ☐ COMMUNITY PROPERTY ☐ OTHER CUSTODIAN INFORMATION (To BE COMPLETED BY CUSTODIAN) ☐ UNIFORM GIFT/TRANSFER TO MINORS STATE OF CUSTODIAN NAME ☐ PENSION PLAN (Include Certification of Investment Powers Form) CUSTODIAN TAX ID # ☐ TRUST (Include Certification of Investment Powers Form) CUSTODIAN PHONE # ☐ CORPORATION / PARTNERSHIP / OTHER (Corporate Resolution or Partnership Agreement Required) C-1

Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other (Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B) Entity Name Tax ID Number Date of Trust: Exemptions (See Form W-9 instructions at www.irs.gov) Entity Type (Select one. Required) ☐ Retirement Plan ☐ Trust ☐ S-Corp ☐ C-Corp ☐ LLC ☐ Partnership Exempt payee code (if any) ☐ Other Jurisdiction (if Non-U.S.) Exemption from FATCA reporting (Attach a completed applicable Form W-8) code (if any) 3. Investor Information A. Investor Name (Investor/Trustee/Executor/Authorized Signatory Information) (Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.) First Name (MI) Last Name Gender Social Security Number/Tax ID Date of Birth (MM/DD/YYYY) Daytime Phone Number Residential Street Address City State Zip Code Email Address If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required) ☐ Resident Alien ☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. July 2017) Country of Citizenship If you are an Oaktree Employee, Officer, Director or Affiliate, Select One below (required) ☐ Oaktree Employee ☐ Oaktree Officer or Director ☐ Oaktree Affiliate B. Co-Investor Name (Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable) First Name Gender (MI) Last Name Social Security Number/Tax ID Date of Birth (MM/DD/YYYY) Daytime Phone Number Residential Street Address City State Zip Code Email Address If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required) ☐ Resident Alien ☐ Non-Resident Alien (Attach a completed Form W-8BEN, Rev. July 2017) Country of Citizenship If you are an Oaktree Employee, Officer, Director or Affiliate, Select One below (required) ☐ Oaktree Employee ☐ Oaktree Officer or Director ☐ Oaktree Affiliate C-2

C. Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.) First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) ☐ Primary ☐ Secondary % First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) ☐ Primary ☐ Secondary % First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) ☐ Primary ☐ Secondary % First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) ☐ Primary ☐ Secondary % 4. Contact Information (If different than provided in Section 3A) Email Address Mailing Address City State Zip Code 5. Select How You Want to Receive Your Distributions (Select only one) IF YOU ARE NOT AN ALABAMA, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, OHIO, OREGON, VERMONT OR WASHINGTON INVESTOR, YOU ARE AUTOMATICALLY ENROLLED IN OUR DISTRIBUTION REINVESTMENT PLAN. If you do not wish to be enrolled in the Distribution Reinvestment Plan, initial this box and complete the information below: ☐ Initials Initial this box ONLY if you do NOT wish to enroll in the Distribution Reinvestment Plan and you instead elect to receive cash distributions. IF YOU ARE AN ALABAMA, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, OHIO, OREGON, VERMONT OR WASHINGTON INVESTOR, YOU MAY ELECT TO ENROLL IN OUR DISTRIBUTION REINVESTMENT PLAN. You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. If you wish to enroll in the Distribution Reinvestment Plan, initial this box*: ☐ Initials If you do not wish to enroll in the Distribution Reinvestment Plan, complete the information below. For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian. A. ☐ Cash/Check Mailed to the address set forth above (Available for Non-Custodial Investors only.) B. ☐ Cash/Check Mailed to Third Party/Custodian Name/Entity Name/Financial Institution Mailing Address City State Zip Code Account Number (Required) C. ☐ Cash/Direct Deposit - Attach a pre-printed voided check. (Non-Custodian Investors Only) I authorize Oaktree Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Oaktree Real Estate Income Trust, Inc. in writing to cancel it. In the event that Oaktree Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. Financial Institution Name Mailing Address City State Your Bank’s ABA Routing Number Your Bank Account Number ATTACH A PRE-PRINTED VOIDED CHECK * A participant may terminate participation in the Distribution Reinvestment Plan at any time, without penalty, by delivering 10 days’ prior written notice to Oaktree Real Estate Income Trust, Inc.. This notice must be received by Oaktree Real Estate Income Trust, Inc. prior to the last day of a month in order for a participant’s termination to be effective for such month. Upon termination, future distributions will be distributed in cash. C-3

6. Broker-Dealer/Financial Advisor Information (Required Information. All fields must be completed.) The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence. Broker-Dealer Financial Advisor Name Advisor Mailing Address City State Zip Code Financial Advisor Number Branch Number Telephone Number E-mail Address Fax Number Note that unless previously agreed to in writing by Oaktree Real Estate Income Trust, Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed. The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and all related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, including Regulation Best Interest, as applicable, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program. If you do not have another broker-dealer or other financial intermediary introducing you to Oaktree Real Estate Income Trust, Inc., then Independent Brokerage Solutions LLC (“IndeBrokers”) may be deemed to act as your broker of record in connection with any investment in Oaktree Real Estate Income Trust, Inc. IndeBrokers is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If IndeBrokers is your broker-dealer of record, then your Shares will be held in your name on the books of Oaktree Real Estate Income Trust, Inc. IndeBrokers will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker-dealer or other financial intermediary. X X Financial Advisor Signature Date Branch Manager Signature Date (If required by Broker-Dealer) 7. Electronic Delivery Form (Optional) Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Oaktree Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, initial the box below for this election. We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize us to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available. You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials. By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials. I consent to electronic delivery Initials Email If blank, the email provided in Section 4 or Section 3A will be used. C-4

8. Subscriber Signatures Oaktree Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Oaktree Real Estate Income Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account. Separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. Note: All Items Must Be Read and Initialed In order to induce Oaktree Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows: (a) I have received a copy of the final Prospectus. Initials Initials (b) I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. Initials Initials (c) In addition to the general suitability requirements described above in 8(b), I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” Initials Initials (d) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. Initials Initials (e) I am purchasing the Shares for my own account. Initials Initials (f) I understand that the transaction price per share at which my investment will be executed will be made available at www.oaktreeREIT.com and in a prospectus supplement filed with the SEC, available at www.sec.gov. Initials Initials (g) I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Oaktree Real Estate Income Trust, Inc.’s toll-free, automated telephone line, 833-OAK-REIT (625-7348). Initials Initials (h) If I am not an Alabama, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, Ohio, Oregon, Vermont or Washington resident, I acknowledge that I will be automatically enrolled in the distribution reinvestment plan unless I elect in Section 5 of this subscription agreement to receive my distributions in cash. Initials Initials (i) If I am an Alabama resident, my investment in Oaktree Real Estate Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth. Initials Initials (j) If I am a California resident, my investment in Oaktree Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. Initials Initials (k) If I am an Idaho resident, I have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in Oaktree Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. Initials Initials (l) If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my net worth. Initials Initials C-5

(m) If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and other non-traded real estate investment trusts to not more than 10% of such investor’s liquid net worth. For this purpose, “liquid net worth” is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities. Initials Initials (n) If I am a Kentucky resident, my investment in Oaktree Real Estate Income Trust, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth. Initials Initials (o) If I am a Maine resident, I understand that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. Initials Initials (p) If I am a Massachusetts resident, my investment in Oaktree Real Estate Income Trust, Inc. and in other illiquid direct participation programs may not exceed 10% of my liquid net worth. Initials Initials (q) If I am a Missouri resident, no more than 10% of my liquid net worth may be invested in the securities of Oaktree Real Estate Income Trust, Inc. Initials Initials (r) If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded REITs may not exceed 10% of my net worth. Initials Initials (s) If I am a New Jersey resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my investment in Oaktree Real Estate Income Trust, Inc., and its Initials Initials affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. New Jersey investors are advised that the Class T and Class S shares will, with limited exceptions, be subject to upfront selling commissions and/or dealer manager fees of up to 3.5% and Class D shares will, with limited exceptions, be subject to upfront selling commissions of up to 0.5%, which, in each case, will reduce the amount of the purchase price that is available for investment. New Jersey investors are also advised that Oaktree Real Estate Income Trust, Inc. will pay stockholder servicing fees, subject to certain limits, with respect to outstanding Class T, Class S and Class D shares in an annual amount equal to 0.85%, 0.85% and 0.25%, respectively, of the aggregate NAV of the outstanding Class T, Class S or Class D shares. The stockholder servicing fees will reduce the NAV or, alternatively, the amount of distributions that are paid with respect to Class T, Class S and Class D shares. Stockholder servicing fees allocable to a specific class of shares will only be included in the NAV calculation for that class, which may cause the NAV per share for our share classes to be different. No upfront selling commissions, dealer manager fees or ongoing stockholder servicing fees are paid with respect to Class I shares. Your financial advisor may charge a separate wrap account or similar fee with respect to Class I shares or Class D shares. (t) If I am a New Mexico resident I must limit my investment in Oaktree Real Estate Income Trust, Inc., its affiliates and other non- traded real estate investment trusts to 10% of my net worth. Initials Initials (u) If I am a North Dakota resident, I have a net worth of at least 10 times my investment in Oaktree Real Estate Income Trust, Inc. Initials Initials (v) If I am an Ohio resident, my investment in Oaktree Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that comprises cash, cash equivalents, and readily marketable securities. Initials Initials (w) If I am an Oregon resident, my investment in Oaktree Real Estate Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth. Initials Initials (x) If I am a Pennsylvania resident, my investment in Oaktree Real Estate Income Trust, Inc. may not exceed 10% of my net worth. Initials Initials (y) If I am a Puerto Rico resident, my investment in Oaktree Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities. Initials Initials (z) If I am a Tennessee resident, I have a liquid net worth of at least 10 times my investment in Oaktree Real Estate Income Trust, Inc. Initials Initials C-6

(aa) If I am a Vermont resident and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. Initials Initials For purposes of the acknowledgments above, an affiliate of Oaktree Real Estate Income Trust, Inc. shall mean (i) any person or entity directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of Oaktree Real Estate Income Trust, Inc.; (ii) any person or entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by Oaktree Real Estate Income Trust, Inc.; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with Oaktree Real Estate Income Trust, Inc., including any partnership in which Oaktree Real Estate Income Trust, Inc. is a general partner; and (iv) any executive officer, director, trustee or general partner of Oaktree Real Estate Income Trust, Inc. If you do not have another broker-dealer or other financial intermediary introducing you to Oaktree Real Estate Income Trust, Inc., then IndeBrokers may be deemed to be acting as your broker of record in connection with any investment in Oaktree Real Estate Income Trust, Inc. For important information in this respect, see Section 6 above. I declare that the information supplied above is true and correct and may be relied upon by Oaktree Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and repurchase information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Oaktree Real Estate Income Trust, Inc. at the number indicated below. CERTAIN FIRPTA CERTIFICATIONS (required for U.S. investors): Under penalties of perjury, I certify that the address shown on this subscription agreement is my home address (in the case of an individual) or office address (in the case of an entity) and that I am not a foreign person. SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors): Under penalties of perjury, I certify that: (1) The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and (3) I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and (4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. X X Signature of Investor Date Signature of Co-Investor or Custodian Date (If applicable) (MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY) 9. Miscellaneous If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Oaktree Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 8 above, they are asked to promptly notify Oaktree Real Estate Income Trust, Inc. and the Broker-Dealer in writing. No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase. All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Oaktree Real Estate Income Trust, Inc. Return to: DST Systems, Inc. PO Box 219663 Kansas City, MO 64121 Overnight Address: DST Systems, Inc. 430 W 7th St. Suite 219349 Kansas City, MO 64105 Toll Free Number: 833-OAK-REIT (625-7348) Oaktree Real Estate Income Trust, Inc. Investor Relations: 833-OAK-REIT (625-7348) C-7